Exhibit 99.1

Live Ventures Reports Fiscal First Quarter 2023 Financial Results

LAS VEGAS, February 9, 2023 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal first quarter ended December 31, 2022.

Fiscal First Quarter 2023 Key Highlights:

•
Revenues were $69.0 million, as compared with $75.2 million in the prior year period
•
Adjusted EBITDA¹ was $7.5 million, as compared with $12.1 million in the prior year period
•
Net income was $1.8 million and diluted earnings per share (“EPS”) were $0.60 per share, as compared with $6.5 million and diluted EPS of $2.04 per share in the prior year period
•
Repurchased 24,710 shares of the Company’s common stock at an average price of $25.16
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Total assets of $279.1 million and stockholders’ equity of $98.4 million
•
Approximately $34.0 million of cash and availability under the Company’s credit facilities

Subsequent to quarter end, the Company acquired Flooring Liquidators, Inc. (“Flooring Liquidators”) for $84 million, adding significant new revenue of approximately $125 million per year. Flooring Liquidators is a leading retailer and installer of floors, carpets, and countertops to consumers, builders, and contractors in California and Nevada.

“In our first quarter, we delivered $69.0 million of revenue, $1.8 million in net income, and $7.5 million of adjusted EBITDA in spite of a difficult environment that included rising interest rates, continued high inflation, and weakening consumer demand,” commented David Verret, Chief Financial Officer of Live Ventures. “We remain in a challenging environment; however, we are focused on operational excellence as we continue to invest in our businesses.”

“We are very excited about our recent acquisition of Flooring Liquidators and the opportunity to grow its business. With the Flooring Liquidators’ addition to our portfolio, along with continued investments in our existing businesses and repurchasing approximately 25,000 of our common stock, we continue to execute our multi-lever “buy-build-hold” strategic plan,” stated Jon Isaac, President and CEO of Live Ventures. “While we continue to face significant macroeconomic headwinds, we believe we are well positioned to continue to deploy our capital in a smart, focused, and disciplined manner to create long-term stockholder value.”

First Quarter FY 2023 Financial Summary (in thousands except per share amounts)

During the three months ended December 31,
2022	2021	% Change

Revenues	$ 68,986	$ 75,158	-8.2%
Operating Income	$ 4,567	$ 10,407	-56.1%
Net income	$ 1,844	$ 6,546	-71.8%
Diluted earnings per share	$ 0.60	$ 2.04	-70.6%

First quarter FY 2023 revenues of $69.0 million decreased 8.2% due to lower revenues in the Flooring Manufacturing, Retail, and Corporate and Other Segments. The decrease is primarily due to reduced demand due to inflationary pressures in all segments, as well as supply chain issues and overall product mix in the Retail Segment. The decrease in revenues was partially offset by an increase in revenues in the Steel Manufacturing Segment, which increased primarily as a result of the acquisition of The Kinetic Co., Inc. (“Kinetic”).

Operating income decreased to $4.6 million for the first quarter of FY 2023, as compared to $10.4 million in the prior year period. The decrease in operating income is attributable to lower revenues and lower gross profits as a result of inflationary cost increases.

For the three months ended December 31, 2022, net income was $1.8 million, as compared with net income of $6.5 million in the prior year period. The decrease in net income is attributable to lower profit margins as a result of inflationary cost increases. Diluted EPS for the first quarter was $0.60 per share, as compared to diluted EPS of $2.04 per share in the prior year period.

First quarter FY 2023 adjusted EBITDA of $7.5 million decreased approximately $4.6 million, or 37.7%, as compared to the prior year period. The decrease in adjusted EBITDA is primarily due to inflationary cost increases.

As of December 31, 2022, the Company had total cash availability of $34.0 million, consisting of cash on hand of $12.8 million and cash availability under its various lines of credit of $21.2 million.

First Quarter FY 2023 Segment Results (in thousands)

	During the three months ended December 31,
	2022	2021	% Change
Revenues
Retail	$ 23,273	$ 26,211	-11.2%
Flooring Manufacturing	26,432	32,872	-19.6%
Steel Manufacturing ²	17,981	12,366	45.4%
Corporate & other	1,300	3,709	-65.0%
	$ 68,986	$ 75,158	-8.2%

	During the three months ended December 31,
	2022	2021	% Change

Operating Income (loss)
Retail	$ 3,664	$ 4,810	-23.8%
Flooring Manufacturing	751	4,608	-83.7%
Steel Manufacturing ²	1,455	1,654	-12.0%
Corporate & other	(1,303)	(665)	-95.9%
	$ 4,567	$ 10,407	-56.1%

	During the three months ended December 31,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 4,003	$ 5,202	-23.0%
Flooring Manufacturing	1,785	5,255	-66.0%
Steel Manufacturing ²	2,525	1,844	36.9%
Corporate & other	(774)	(199)	-288.9%
Total Adjusted EBITDA	$ 7,539	$ 12,102	-37.7%

Adjusted EBITDA as a percentage of revenue
Retail	17.2%	19.8%
Flooring Manufacturing	6.8%	16.0%
Steel Manufacturing ²	14.0%	14.9%
Corporate & other	-59.5%	-5.4%
Consolidated adjusted EBITDA	10.9%	16.1%
as a percentage of revenue

² includes Kinetic in 2022 results

Retail

First quarter FY 2023 Retail Segment revenues of $23.3 million decreased approximately $2.9 million or 11.2%, as compared with the prior year period. The decrease is primarily the result of reduced demand due to inflationary pressures, supply chain issues, and overall product sales mix. Cost of revenues and general and administrative expenses as a percentage of revenues decreased slightly in the first quarter as compared with the prior year period. First quarter operating income was approximately $3.7 million, as compared to operating income of approximately $4.8 million for the prior year period.

Flooring Manufacturing

First quarter FY 2023 Flooring Manufacturing Segment revenues of $26.4 million decreased approximately $6.4 million, or 19.6%, as compared with the prior year period. The decrease is primarily due to reduced demand as a result of inflationary factors. Cost of revenues as a percentage of revenues increased primarily due to increases in raw material costs, as compared to the prior year period. First quarter operating income was approximately $751,000, as compared to operating income of approximately $4.6 million for the prior year period.

Steel Manufacturing

First quarter FY 2023 Steel Manufacturing Segment revenues of $18.0 million increased approximately $5.6 million, or 45.4%, as compared with the prior year period, primarily due to the acquisition of Kinetic. Cost of revenues for the first quarter of 2022 increased primarily due to increases in raw material costs, as compared to the prior year period, as well as the acquisition of Kinetic. First quarter operating income was approximately $1.5 million as compared to operating income of approximately $1.7 million for the prior year period.

Corporate and Other

First quarter FY 2023 Corporate and Other Segment revenues decreased approximately $2.4 million due to decreased revenues at Salomon Whitney, LLC (“SW Financial”). First quarter operating loss was approximately $1.3 million, as compared to an operating loss of approximately $665,000 in the prior year period.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures, such as revenues and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. Statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results, including statements relating to future investments, deployment of capital, growth, and creation of long-term stockholder value. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

About Live Ventures

Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor, joined the Board of Directors of the company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries, Inc. (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO, and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning specialty entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 70 retail stores and its website, allowing the company to ship products worldwide directly to the customer’s doorstep.

Flooring Liquidators

Based in Modesto, CA, and acquired by Live Ventures in January 2023, Flooring Liquidators is a leading provider of floors, cabinets, countertops, and installation services in California and Nevada, operating 20 warehouse-format stores and a design center. Flooring Liquidators has established a strong reputation for innovation, efficiency, and service in the home renovation and improvement market. Flooring Liquidators serves retail and builder customers through three businesses: retail customers through its Flooring Liquidators retail stores, builder and contractor customers through Elite Builder Services, Inc., and residential and business customers through 7 Day Stone, Inc.

Precision Marshall

Based in Washington, PA, and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing. In June 2022, Precision Marshall acquired The Kinetic Co., Inc. a highly regarded brand name in the production of industrial knives and hardened wear products.

Salomon Whitney

Based in Melville, NY, and acquired by Live Ventures in June 2021, SW Financial is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. SW Financial has over 70 registered representatives and is licensed to operate in all 50 states. As of December 31, 2021, Live Ventures owns a 24.9% interest in SW Financial. However, SW Financial is consolidated into Live Ventures’ financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in thousands, except per share amounts)

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(dollars in thousands, except per share)

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income to total Adjusted EBITDA for the periods indicated (dollars in thousands):